NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

For Additional Information:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

FINANCIAL INSTITUTIONS, INC. REPORTS THIRD QUARTER EARNINGS

WARSAW, N.Y., October 26, 2011 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”), the parent company of Five Star Bank, today announced financial results for the third quarter ended September 30, 2011. Net income was $5.5 million for the third quarter of 2011 compared with $5.7 million for the third quarter of 2010, bringing the Company’s net income for the first nine months of 2011 to $17.0 million compared to $16.2 million in 2010. After preferred dividends, third quarter diluted earnings per share was $0.37, a 14% decrease from the $0.43 per share earned during the third quarter of 2010. On a year to date basis, diluted earnings per share decreased $0.14 to $1.09 per share as compared to $1.23 per share for the same period last year. The current quarter and year to date earnings per share amounts were impacted by the 2,813,475 additional shares of common stock issued in conjunction with our follow-on public offering completed during the first quarter of 2011.

Highlights for the third quarter of 2011 were as follows:

•	Net interest margin remained strong at 4.02%

•	Net interest income increased $365 thousand or 2% compared to the second quarter of 2011

•	Sold $13.0 million of indirect auto loans, with servicing retained, recognizing a gain of $153 thousand

•	Realized pre-tax gains totaling $2.3 million from the sales of certain investment securities

•	Recognized a pre-tax loss of $1.1 million from the early redemption of all $16.7 million of the Company’s 10.20% junior subordinated debentures

•	Total loans grew $67.1 million or 5% during the third quarter

•	Increased investment in Company owned life insurance by $18.0 million

•	Net loan charge-offs were $1.1 million or an annualized 0.32% of average loans for the third quarter

•	Allowance for loan losses increased to 1.60% of total loans while the provision for loan losses increased to $3.5 million for the third quarter, exceeding net charge-offs by $2.4 million

•	Capital remains well above regulatory minimums, with a Tier 1 leverage ratio of 8.67% and a total risk-based capital ratio of 13.49%

•	Common and tangible book value per share increased to $16.18 and $13.47, respectively, at September 30, 2011

“We are very encouraged by our results this quarter,” stated Peter G. Humphrey, President and Chief Executive Officer. “The outlook for the banking industry as a whole has been challenging due to regulatory uncertainty, the interest rate environment and the state of the economy. We feel we are well-positioned to take advantage of opportunities in our markets to grow our business, as evidenced by the loan growth we’ve generated.”

Net Interest Income and Net Interest Margin

Net interest income totaled $20.6 million for the three months ended September 30, 2011, an increase of $365 thousand or 2% compared with the second quarter of 2011. Average earning assets increased $10.0 million during the third quarter, as a $31.6 million increase in average loans was partially offset by a $21.5 million decrease in investment securities. The Company had a strong quarter of commercial loan production and continues to grow its indirect consumer loan portfolio.

The net interest margin on a tax-equivalent basis was 4.02% in the third quarter, an increase of 2 basis points from the second quarter of this year. The Company’s yield on earning-assets decreased by 7 basis points in the third quarter of 2011 compared with last quarter. The decline was due primarily to lower loan yields. The cost of interest-bearing liabilities decreased 11 basis points compared with the second quarter of 2011, primarily a result of the redemption of the Company’s 10.20% junior subordinated debentures and the continued re-pricing of the Company’s certificates of deposit. The redemption of the debentures will reduce pre-tax interest expense by approximately $1.7 million annually.

Noninterest Income

Total noninterest income for the third quarter of 2011 was $8.0 million, as compared to $5.0 million for the second quarter of 2011, an increase of $3.0 million. When comparing the second and third quarters of 2011, third quarter income includes increases in broker-dealer fees and commissions, company owned life insurance, net gains on sale of loans held for sale and net gain on investment securities, partially offset by a decline in loan servicing income. Broker-dealer fees and commissions were up $139 thousand or 35% mainly due to increased sales volume. The Company invested an additional $18.0 million in company owned life insurance during the third quarter, which brought the total investment to $45.1 million at September 30, 2011 and resulted in a $143 thousand or 51% increase in income. Net gains on loans held for sale increased by $201 thousand, of which $153 thousand relates to the servicing retained sale of $13.0 million of indirect auto loans during July 2011. The Company recognized pre-tax net gains on the sale of investment securities of $2.3 million during the third quarter 2011, which included pre-tax net gains of $1.6 million from three pooled trust-preferred securities that had been written down in prior periods and included in non-performing assets. The Company recorded an expense of $162 thousand for the quarter due to the valuation of its mortgage servicing rights portfolio, accounting for the majority of the $185 thousand decline in loan servicing income.

Noninterest Expense

Total noninterest expense for the third quarter of 2011 was $17.0 million, as compared to $15.2 million for the second quarter of 2011, an increase of $1.8 million. Salaries and employee benefits rose by $250 thousand compared to the second quarter, reflecting an increase in estimated incentive compensation, which was previously limited under the U.S. Department of the Treasury’s Capital Purchase Program. Advertising and promotions costs were up $224 thousand in the third quarter of 2011 compared to the second quarter of this year due to seasonal promotions and branch events, including the opening of a new branch in suburban Rochester.

As previously announced, during August 2011 the Company redeemed its $16.7 million, 10.20% junior subordinated debentures at a cost of $1.1 million (loss on extinguishment of debt) that included both a call premium and unamortized issuance expenses.

Balance Sheet

Total loans were $1.435 billion at September 30, 2011, up $67.1 million or 5% from June 30, 2011 and up $89.1 million or 7% from December 31, 2010. Total investment securities were $702.6 million at September 30, 2011, down $28.4 million from June 30, 2011 and up $8.1 million from December 31, 2010.

Deposits were $1.984 billion at September 30, 2011, an increase of $111.4 million or 6% from the end of the second quarter and up $100.8 million or 5% compared with the end of 2010. Public deposit balances increased $63.2 million during the third quarter of 2011 due largely to the seasonality of municipal cash flows. The Company’s deposit mix remains favorably weighted in lower cost demand, savings and money market accounts, which comprised 64.3% of total deposits at the end of the third quarter.

Shareholders’ equity was $240.9 million at September 30, 2011, compared with $233.7 million at the end of the second quarter. Net income for the quarter increased shareholders’ equity by $5.5 million, which was partially offset by common and preferred stock dividends of $2.0 million. Accumulated other comprehensive income included in shareholders’ equity increased $3.3 million during the third quarter due primarily to higher net unrealized gains on securities available-for-sale.

The Company’s leverage ratio and total risk-based capital ratio declined to 8.67% and 13.49%, respectively, at the end of the third quarter, compared to 9.30% and 14.96%, respectively, at the end of the second quarter, all of which exceeded the regulatory thresholds required to be classified as a “well capitalized” institution as established by the Company’s primary banking regulators. The decline in the Company’s ratios was due to the aforementioned redemption of the Company’s 10.20% junior subordinated debentures. Had the debentures been redeemed prior to June 30, 2011, the Company’s Tier 1 capital would have been reduced by $16.2 million and resulted in a Tier 1 leverage ratio of 8.57% and Total risk-based capital ratio of 13.89% at the end of the second quarter.

Asset Quality and Provision for Loan Losses

Non-performing assets include non-performing loans, foreclosed assets and non-performing investment securities. Non-performing assets were $13.7 million or 0.58% of total assets at September 30, 2011, down from $14.5 million or 0.64% of total assets at June 30, 2011 and up from $8.9 million or 0.40% of total assets at December 31, 2010.

Non-performing loans totaled $7.8 million at September 30, 2011, up $818 thousand during the third quarter of 2011 due to the addition of a commercial credit relationship with a principal balance of $1.9 million and specific reserve of $941 thousand. Continuing to be well below the average of our peer group, the ratio of non-performing loans to total loans was 0.54% at September 30, 2011 compared to 0.51% at June 30, 2011, and 0.56% at December 31, 2010. The average of our peer group was 3.43% of total loans at June 30, 2011, the most recent period for which information is available (Source: Federal Financial Institutions Examination Council — Bank Holding Company Performance Report as of June 30, 2011 — Top-tier bank holding companies having consolidated assets between $1 billion and $3 billion).

Non-performing investment securities totaled $5.3 million at September 30, 2011, down from $7.0 million at June 30, 2011 and up from $572 thousand at December 31, 2010. Non-performing investment securities are included in non-performing assets at fair value and represent pooled trust preferred securities on which the Company has stopped accruing interest. The market for these securities began to improve during the second quarter of 2011, resulting in substantial increases to their fair value since the beginning of the year. There have been no securities transferred to non-performing status since the first quarter of 2009. During the third quarter of 2011, the Company recognized gains of $1.6 million from the sale of three of the 14 securities classified as non-performing at June 30, 2011. The securities had a fair value of $1.5 million at June 30, 2011 and $154 thousand at December 31, 2010.

The provision for loan losses was $3.5 million for the third quarter of 2011, compared to $1.3 million last quarter and $2.2 million for the third quarter of 2010. This reflected the combination of strong loan growth and the expectation of a weaker and prolonged economic recovery. Net charge-offs were $1.1 million, or 0.32% annualized, of average loans, up from $815 thousand, or 0.24% annualized, of average loans in the second quarter of 2011 and down from $4.3 million, or 1.30% annualized, of average loans in the third quarter of 2010. Net charge-offs for the third quarter of 2010 includes $3.1 million for the charge-off a participation interest in one commercial business loan.

The allowance for loan losses was $23.0 million at September 30, 2011, compared with $20.6 million at June 30, 2011 and $20.5 million at December 31, 2010. The ratio of the allowance for loan losses to total loans was 1.60% at September 30, 2011, compared with 1.51% at June 30, 2011 and 1.52% at December 31, 2010. The ratio of allowance for loan losses to non-performing loans was 295% at September 30, 2011, compared with 296% at June 30, 2011 and 270% at December 31, 2010.

About Financial Institutions, Inc.

With over $2.3 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. Financial Institutions, Inc. and its subsidiaries employ over 600 individuals. Financial Institutions, Inc. was named to the 2010 Sandler O’Neill Sm-All Stars list of the top performing publicly-traded small-cap banks and thrifts in the nation and was included in the top 100 best performing community banks in the United States according to a ranking released in April 2011 by SNL Financial. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

	2011			2010
	September 30,	June 30,	March 31,	December 31,	September 30,
SELECTED BALANCE SHEET DATA
(Amounts in thousands)
Cash and cash equivalents	$67,601	46,084	94,535	39,058	73,448
Investment securities:
Available for sale	679,487	706,958	692,812	666,368	687,955
Held-to-maturity	23,127	24,091	25,284	28,162	31,669

Total investment securities	702,614	731,049	718,096	694,530	719,624
Loans held for sale	2,403	14,511	1,666	3,138	3,544
Loans:
Commercial business	223,796	217,430	209,379	211,031	206,137
Commercial mortgage	381,541	357,463	361,713	352,930	340,307
Residential mortgage	116,432	120,789	123,594	129,580	133,832
Home equity	222,640	215,637	209,961	208,327	204,583
Consumer indirect	465,910	431,611	422,821	418,016	411,237
Other consumer	24,808	25,122	25,051	26,106	26,741

Total loans	1,435,127	1,368,052	1,352,519	1,345,990	1,322,837
Allowance for loan losses	22,977	20,632	20,119	20,466	19,732

Total loans, net	1,412,150	1,347,420	1,332,400	1,325,524	1,303,105
Total interest-earning assets (1) (2)	2,115,822	2,094,684	2,068,014	2,040,644	2,033,109
Goodwill	37,369	37,369	37,369	37,369	37,369
Total assets	2,358,811	2,282,944	2,295,116	2,214,307	2,249,531
Deposits:
Noninterest-bearing demand	395,267	358,574	354,312	350,877	345,257
Interest-bearing demand	404,925	376,306	424,897	374,900	398,682
Savings and money market	476,122	438,173	464,076	417,359	439,615
Certificates of deposit	707,357	699,186	726,296	739,754	762,843

Total deposits	1,983,671	1,872,239	1,969,581	1,882,890	1,946,397
Borrowings	103,075	159,097	68,762	103,877	66,736
Total interest-bearing liabilities	1,691,479	1,672,762	1,684,031	1,635,890	1,667,876
Shareholders’ equity	240,855	233,733	222,823	212,144	216,189
Common shareholders’ equity (3)	223,376	216,254	205,248	158,359	162,497
Tangible common shareholders’ equity (4)	186,007	178,885	167,879	120,990	125,128
Securities available for sale – fair value adjustment
included in shareholders’ equity, net of tax	$14,743	11,486	2,633	1,877	7,965
Common shares outstanding	13,806	13,806	13,793	10,937	10,931
Treasury shares	356	356	369	411	417
CAPITAL RATIOS
Leverage ratio	8.67%	9.30	9.11	8.31	8.66
Tier 1 risk-based capital	12.23%	13.71	13.48	12.34	12.68
Total risk based capital	13.49%	14.96	14.73	13.60	13.93
Common equity to assets	9.47%	9.47	8.94	7.15	7.22
Tangible common equity to tangible assets (4)	8.01%	7.97	7.44	5.56	5.66
Common book value per share	$16.18	15.66	14.88	14.48	14.87
Tangible common book value per share (4)	$13.47	12.96	12.17	11.06	11.45

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

			Quarterly Trends
	Nine months ended		2011			2010
	September 30,		Third	Second	First	Fourth	Third
	2011	2010	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA
(Dollar amounts in thousands)
Interest income	$71,243	72,212	23,774	23,830	23,639	24,297	24,186
Interest expense	10,534	13,491	3,156	3,577	3,801	4,229	4,393

Net interest income	60,709	58,721	20,618	20,253	19,838	20,068	19,793
Provision for loan losses	5,618	4,707	3,480	1,328	810	1,980	2,184

Net interest income after provision
for loan losses	55,091	54,014	17,138	18,925	19,028	18,088	17,609

Noninterest income:
Service charges on deposits	6,605	7,260	2,257	2,243	2,105	2,325	2,528
ATM and debit card	3,256	3,034	1,117	1,123	1,016	961	1,046
Broker-dealer fees and commissions	1,329	1,002	541	402	386	281	263
Company owned life insurance	967	822	422	279	266	285	271
Loan servicing	662	687	64	249	349	437	267
Net gain on sale of loans held for sale	659	374	318	117	224	276	197
Net gain on investment securities	2,347	139	2,340	4	3	30	70
Impairment charge on investment securities	—	(526)	—	—	—	(68)	—
Net gain (loss) on disposal of other assets	44	(186)	7	(8)	45	(17)	(188)
Other	2,289	1,574	970	565	754	764	677

Total noninterest income	18,158	14,180	8,036	4,974	5,148	5,274	5,131

Noninterest expense:
Salaries and employee benefits	26,359	24,422	9,104	8,854	8,401	8,389	8,131
Occupancy and equipment	8,209	8,177	2,722	2,644	2,843	2,641	2,736
Computer and data processing	1,854	1,738	603	648	603	749	552
Professional services	1,823	1,618	570	571	682	579	534
Supplies and postage	1,337	1,318	461	424	452	454	442
FDIC assessments	1,212	1,865	437	168	607	642	629
Advertising and promotions	895	877	477	253	165	244	338
Loss on extinguishment of debt	1,083	—	1,083	—	—	—	—
Other	4,743	4,529	1,555	1,591	1,597	2,675	1,574

Total noninterest expense	47,515	44,544	17,012	15,153	15,350	16,373	14,936

Income before income taxes	25,734	23,650	8,162	8,746	8,826	6,989	7,804
Income tax expense	8,697	7,461	2,664	3,027	3,006	1,891	2,141

Net income	$17,037	16,189	5,498	5,719	5,820	5,098	5,663

Preferred stock dividends	2,813	2,792	368	370	2,075	933	932
Net income applicable to
common shareholders	$14,224	13,397	5,130	5,349	3,745	4,165	4,731

STOCK AND RELATED PER SHARE DATA
Net income per share – basic	$1.10	1.24	0.38	0.39	0.33	0.38	0.44
Net income per share – diluted	$1.09	1.23	0.37	0.39	0.33	0.38	0.43
Cash dividends declared on common stock	$0.34	0.30	0.12	0.12	0.10	0.10	0.10
Common dividend payout ratio (5)	30.91%	24.19	31.58	30.77	30.30	26.32	22.73
Dividend yield (annualized)	3.19%	2.27	3.34	2.93	2.31	2.09	2.25
Stock price (Nasdaq: FISI):
High	$20.36	19.94	17.98	17.93	20.36	20.74	19.94
Low	$13.63	10.91	13.63	15.20	16.40	16.80	14.14
Close	$14.26	17.66	14.26	16.42	17.52	18.97	17.66

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

			Quarterly Trends
	Nine months ended		2011			2010
	September 30,		Third	Second	First	Fourth	Third
	2011	2010	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES
(Amounts in thousands)
Federal funds sold and interest-earning deposits	$155	6,513	93	116	258	646	842
Investment securities (1)	696,388	672,876	692,944	714,490	681,604	704,140	668,175
Loans (2):
Commercial business	212,337	206,439	216,980	212,260	207,669	205,360	206,071
Commercial mortgage	363,547	335,291	368,071	361,265	361,228	346,630	337,992
Residential mortgage	123,569	140,702	118,952	123,294	128,567	133,765	137,451
Home equity	213,001	200,806	217,808	212,439	208,656	206,291	202,621
Consumer indirect	433,578	371,743	450,813	431,728	417,833	416,315	397,161
Other consumer	24,860	27,243	24,644	24,717	25,226	26,081	26,541

Total loans	1,370,892	1,282,224	1,397,268	1,365,702	1,349,179	1,334,442	1,307,837
Total interest-earning assets	2,067,435	1,961,613	2,090,305	2,080,308	2,031,041	2,039,228	1,976,854
Goodwill	37,369	37,369	37,369	37,369	37,369	37,369	37,369
Total assets	2,261,932	2,145,101	2,294,856	2,268,359	2,221,778	2,230,381	2,163,633
Interest-bearing liabilities:
Interest-bearing demand	384,651	380,065	366,567	391,899	395,807	389,792	360,947
Savings and money market	446,355	408,228	436,336	468,130	434,579	434,911	402,601
Certificates of deposit	715,390	718,043	706,435	707,608	732,414	750,919	749,021
Borrowings	110,684	89,358	155,534	97,794	77,870	76,621	83,634

Total interest-bearing liabilities	1,657,080	1,595,694	1,664,872	1,665,431	1,640,670	1,652,243	1,596,203
Noninterest-bearing demand deposits	361,393	324,955	375,518	358,349	350,032	344,387	336,591
Total deposits	1,907,789	1,831,291	1,884,856	1,925,986	1,912,832	1,920,009	1,849,160
Total liabilities	2,033,010	1,936,290	2,054,477	2,039,750	2,004,250	2,011,654	1,947,549
Shareholders’ equity	228,922	208,811	240,379	228,609	217,528	218,727	216,084
Common equity (3)	201,305	155,261	222,900	211,051	169,376	164,999	162,448
Tangible common equity (4)	$163,936	117,892	185,531	173,682	132,007	127,630	125,079
Common shares outstanding:
Basic	12,876	10,762	13,635	13,631	11,336	10,783	10,778
Diluted	12,968	10,824	13,704	13,707	11,467	10,909	10,870
SELECTED AVERAGE YIELDS/
RATES AND RATIOS
(Tax equivalent basis)
Federal funds sold and interest-earning deposits	0.21%	0.21	0.18	0.22	0.21	0.22	0.23
Investment securities	2.97%	3.40	2.95	2.96	3.00	3.00	3.30
Loans	5.59%	5.88	5.45	5.60	5.71	5.80	5.79
Total interest-earning assets	4.70%	5.01	4.62	4.69	4.80	4.83	4.95
Interest-bearing demand	0.16%	0.19	0.16	0.16	0.17	0.18	0.18
Savings and money market	0.24%	0.28	0.23	0.24	0.24	0.26	0.27
Certificates of deposit	1.42%	1.84	1.31	1.42	1.54	1.66	1.75
Borrowings	2.02%	3.34	1.10	2.63	3.12	3.28	3.12
Total interest-bearing liabilities	0.85%	1.13	0.75	0.86	0.94	1.02	1.09
Net interest rate spread	3.85%	3.88	3.87	3.83	3.86	3.81	3.86
Net interest rate margin	4.02%	4.09	4.02	4.00	4.05	4.01	4.06
Net income (annualized returns on):
Average assets	1.01%	1.01	0.95	1.01	1.06	0.91	1.04
Average equity	9.95%	10.37	9.07	10.03	10.85	9.25	10.40
Average common equity (6)	9.45%	11.54	9.13	10.17	8.97	10.01	11.55
Average tangible common equity (7)	11.60%	15.19	10.97	12.35	11.51	12.94	15.01
Efficiency ratio (8)	60.58%	59.50	62.97	58.68	59.97	62.98	59.05

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

			Quarterly Trends
	Nine months ended		2011			2010
	September 30,		Third	Second	First	Fourth	Third
	2011	2010	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA
(Dollar amounts in thousands)
Nonaccrual loans	$7,793	7,364	7,793	6,975	7,315	7,579	7,364
Accruing loans past due 90 days or more	4	1	4	4	3	3	1

Total non-performing loans	7,797	7,365	7,797	6,979	7,318	7,582	7,365
Foreclosed assets	582	463	582	599	568	741	463
Non-performing investment securities	5,341	648	5,341	6,963	567	572	648

Total non-performing assets	$13,720	8,476	13,720	14,541	8,453	8,895	8,476

Allowance for loan losses	$22,977	19,732	22,977	20,632	20,119	20,466	19,732
Provision for loan losses	5,618	4,707	3,480	1,328	810	1,980	2,184
Net loan charge-offs	$3,107	5,716	1,135	815	1,157	1,246	4,277
Net charge-offs to average loans (annualized)	0.30%	0.60	0.32	0.24	0.35	0.37	1.30
Total non-performing loans to total loans	0.54%	0.56	0.54	0.51	0.54	0.56	0.56
Total non-performing assets to total assets	0.58%	0.38	0.58	0.64	0.37	0.40	0.38
Allowance for loan losses to total loans	1.60%	1.49	1.60	1.51	1.49	1.52	1.49
Allowance for loan losses to
non-performing loans	295%	268	295	296	275	270	268

(1) Includes investment securities at adjusted amortized cost and non-performing investment securities.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders’ equity.

(4) Excludes preferred shareholders’ equity, goodwill and other intangible assets.

(5) Common dividend payout ratio equals dividends declared during the period divided by earnings per share for the equivalent period.

(6) Net income available to common shareholders divided by average common equity.

(7) Net income available to common shareholders divided by average tangible equity.

(8) Efficiency ratio equals noninterest expense less other real estate expense as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains and impairment charges on investment securities.